Exhibit 10.21

INVESCO LTD. 2011 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT - PERFORMANCE VESTING
Non-transferable
Invesco Ltd. (“Company”)
hereby awards to
Martin L. Flanagan
(“Participant” or “you”)
[Number of Shares Granted]
Restricted Shares of the Company (“Maximum Total Award”)
as of [Grant Date] (“Grant Date”)

Subject to the conditions of the (i) Invesco Ltd. 2011 Global Equity Incentive Plan as in effect from time to time (“Plan”), (ii) any Remuneration Policy of Invesco Ltd. or any of its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”) and (iii) this Award Agreement, the Company hereby issues to you the number of Shares (“Restricted Shares”) set forth above, which shall become vested, non-forfeitable and free of certain restrictions set forth in this Award Agreement as follows:

On each of the next four anniversaries of the Grant Date (each, a “Determination Date”), the number of Restricted Shares that shall become vested and non-forfeitable shall equal 25% of the Maximum Total Award multiplied by the greater of (i) the EPS Percentage (as defined in Exhibit 1) and (ii) the AOM Percentage (as defined in Exhibit 1), rounded down to the nearest full Share (the “Performance Vesting Formula”), as the same shall be calculated by the Committee. The Committee’s good faith calculation of the number of Restricted Shares that become vested and non-forfeitable pursuant to the Performance Vesting Formula shall be final and binding upon you and the Company.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan, the Remuneration Policy and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by the Participant as of the Grant Date set forth above.

Participant:

____________________________________
                            Signature

TERMS AND CONDITIONS - Restricted Shares - Performance Vesting
1. Plan Controls; Restricted Shares. In consideration of this Award, you hereby promise to honor and to be bound by the Plan, the Remuneration Policy and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan and, if applicable, the Remuneration Policy. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable, and the term “Employer” means Invesco Ltd. or the local Affiliate that employs you or their respective successors and assigns, as applicable. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions and Forfeiture. The Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason, other than as set forth in paragraphs (b) - (e) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to all Restricted Shares, except as provided in the Second Amended and Restated Master Employment Agreement (“Employment Agreement”) between you and Invesco Ltd., dated April 1, 2011, as amended from time to time, or as determined by the Committee pursuant to Paragraph 3.1 hereof. In addition, upon each Determination Date, you shall forfeit all of your right, title and interest in and to any Restricted Shares that are eligible to vest and become non-forfeitable on such date, but which fail to vest and become non-forfeitable on such date pursuant to the Performance Vesting Formula.
3. Expiration and Termination of Restrictions. The restrictions imposed under Paragraph 2 hereof will lapse, and the Restricted Shares will become unrestricted Shares, upon the earliest to occur of the following, or as otherwise provided in the Employment Agreement:

(a)	the Determination Dates, to the extent provided under the Performance Vesting Formula, if you have not experienced a Termination of Service before such respective dates, or

(b)	your Termination of Service due to death or Disability, or

(c)
your involuntary Termination of Service, other than for Cause or unsatisfactory performance, as determined in the sole discretion of the Head of Human Resources, provided that you sign and do not revoke a severance agreement in the form stipulated by the Company, or

(d)	immediately before a Change in Control, if this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, or

(e)	your Termination of Service during the 24-month period following a Change in Control either (i) by the Company other than for Cause or unsatisfactory performance, or (ii) by you for Good Reason.

Upon the expiration or termination of an applicable restriction set forth in Section 3, unrestricted Shares will be delivered to you as soon thereafter as practicable.

3.1    Discretionary Vesting. If any or all of your Restricted Shares would be forfeited upon your voluntary Termination of Service, you may appeal the forfeiture pursuant to the procedures established by the Committee, and the Committee, in its sole discretion, may waive some or all of the restrictions imposed under Paragraph 2 with respect to such Restricted Shares to the extent permitted under the applicable guidelines adopted by the Committee.
4. Shareholder Rights. Upon issuance of the Restricted Shares, you shall have all of the rights of a Shareholder with respect to the Restricted Shares, including voting and dividend rights, provided, however, that any dividends payable with respect to Restricted Shares that have not become vested and unrestricted Shares pursuant to this Award Agreement shall be accumulated and (i) paid to you without interest at the time that such Restricted Shares become vested and unrestricted Shares, if ever, or as soon as administratively practicable thereafter, but not later than March 15 of the year following the year in which the Restricted Shares become vested and unrestricted Shares if you are subject to U.S. federal income tax on such dividends, or (ii) forfeited if such Restricted Shares are forfeited for any reason pursuant to this Award Agreement.
5. [Reserved]
6. [Reserved]
7. [Reserved]

8. Employee Data Privacy. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, use, processing and transfer (collectively, the “Use”) of such data in relation to the Company’s grant of the Restricted Shares and your participation in the Plan. The Use of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge, consent and agree (where required by applicable law) to the Use of personal data as described in this Paragraph 8.
The Company and the Employer hold certain personal information about you, which may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, job title, any Shares held by you, details of all Restricted Shares or any other entitlement to Shares awarded in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, Affiliates or third parties, and the Company or Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the Use of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your Employer’s human resources manager or Invesco, Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
9. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including the grant of the Restricted Shares, the vesting of the Restricted Shares, the subsequent sale of any Shares with respect to which any applicable restrictions have lapsed and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Restricted Shares or Shares with respect to which applicable restrictions have lapsed that have an aggregate Fair Market Value on the vesting date sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Restricted Shares. For purposes of the foregoing, no fractional Shares or Restricted Shares will be withheld pursuant to the grant or vesting of the Restricted Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares or Restricted Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares or Restricted Shares by means of certified check, cashier’s check or wire transfer. By accepting the Restricted Shares, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the Restricted Shares and the vesting thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
10. Recovery Pursuant to Restatement of Financial Results. Notwithstanding any other provision of this Award Agreement or the Plan, if the Company issues a restatement of financial results to correct a material error and the Committee determines, in good faith, that fraud or willful misconduct by you was a significant contributing factor to the need to issue such restatement, you agree to return immediately to the Company and to forfeit all right, title and interest in and to the following, less any taxes paid or withheld thereon that in the good faith determination of the Committee cannot reasonably be expected to be recoverable by you or your estate: (i) any Restricted Shares that are granted or that become vested, unrestricted Shares pursuant to this Award Agreement that would not have been granted or become vested, unrestricted Shares, as applicable, based upon the restated financial results, as determined by the Committee in its sole discretion, (ii) any cash dividends or dividend equivalents paid with respect to such Restricted Shares or Shares (either before or after vesting) and (iii) if applicable, any proceeds from the disposition of the Shares described in clause (i) above (collectively, the “Repayment Obligation”). You agree that the Company shall have the right to enforce the Repayment Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Company.
11. [Reserved]
12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.

13. Repatriation; Compliance with Laws. As a condition to the grant of these Restricted Shares, you agree to repatriate all amounts attributable to the Restricted Shares in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Affiliates, as may be required to allow the Company, the Employer and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the Restricted Shares under the Plan does not create any contractual or other right to receive Restricted Shares or other awards or benefits in lieu of Restricted Shares in the future. Except as otherwise provided in the Employment Agreement, future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

15. [Reserved]

16. [Reserved]

17. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the Restricted Shares be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the Restricted Shares translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

18. Addendum to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the Restricted Shares shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this Award Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to your Restricted Shares to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Award Agreement.

19. Electronic Delivery. The Committee may, in its sole discretion, decide to deliver any documents related to the Restricted Shares by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

T&C - Flanagan version
2011 GEIP RSA PERF Agreement (Jan 2015)

Exhibit 1
to the
Invesco Ltd. 2011 Global Equity Incentive Plan
Restricted Stock Award Agreement - Performance Vesting

EPS Percentage    =     ( EPSreported - EPSmin)
            (EPSmax - EPSmin)

AOM Percentage =    ( AOMreported - AOMmin)
            (AOMmax - AOMmin)

For purposes of this Exhibit 1, the terms used above shall have the following meanings:

“EPSreported” means the adjusted diluted earnings per share of Invesco Ltd. (“Invesco”) for the most recent fiscal year ending before the Determination Date, as set forth in Invesco’s periodic or current reports filed with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Exchange Act of 1934 (the “SEC Reports”).

“EPSmin” means $1.10.

“EPSmax” means $1.60.

“AOMreported” means the adjusted operating margin of Invesco for the most recent fiscal year ending before the Determination Date, as set forth in the SEC Reports.

“AOMmin” means 26%.

“AOMmax” means 30%.

The terms “adjusted diluted earnings per share” and “adjusted operating margin” as used herein shall have the meanings attributed to such terms in the SEC Reports.

Notwithstanding the foregoing, neither the EPS Percentage nor the AOM Percentage shall be greater than 100% or less than 0%.